Exhibit 99.1

News Announcement	For Immediate Release

SFX ENTERTAINMENT REPORTS RESULTS AND OPERATIONAL

PROGRESS FOR 2013, FIRST FULL YEAR OF OPERATIONS

Over $40 Million in 2014 EBITDA from Marketing and

Sponsorship Partners Booked to Date

NEW YORK — (March 27, 2014) — SFX Entertainment, Inc. (NASDAQ: SFXE) today reported financial results for the twelve and three months ended December 31, 2013.

Revenue for the twelve and three months ended December 31, 2013 totaled $170.5 million and $84.2 million, respectively.  Direct costs for the twelve and three months ended December 31, 2013 totaled $140.1 million and $65.1 million, respectively.  Net loss for the twelve and three month periods was $111.9 million and $39.2 million, or $(1.73) and $(0.48) per share, respectively.  Per share results for the twelve and three month periods are based on 64.7 million and 81.2 million diluted weighted average shares outstanding, respectively.

SFX completed a series of acquisitions in the fourth quarter of 2014, following its initial public offering.  Pro Forma Revenue (a non-GAAP measure, see definition and reconciliation below) for the twelve and three months ended December 31, 2013 was $313.6 million and $92.6 million, respectively, while Pro Forma Adjusted EBITDA (a non-GAAP measure, see definition and reconciliation below) was $23.6 million and $3.6 million, respectively.

“Our operating and financial accomplishments in 2013 and 2014 to date are a gratifying testimonial to our people and our vision,” commented Robert FX Sillerman, Chairman and CEO of SFX. “The number of major festivals already scheduled for 2014 is in excess of 65, representing a 20% increase from the 2013 schedule. The majority of these festivals are new editions of known, successful events. We’re also looking forward to completely new festival experiences, including the five Corona Sunset events and the ‘Don’t Let Daddy Know’ event created by ID&T and our partners.

“At the same time, we’re making important progress with our marketing and sponsorship initiatives having already booked over $40.0 million of 2014 partnership EBITDA in just the first three months of this year. This represents the approximate financial analyst forecasts for EBITDA from this source for 2014. In addition to the previously announced Clear Channel and AB InBev marketing partnerships, we will shortly introduce a global access and invitation program powered by a financial services firm as well as an expanded relationship with an existing partner. This transformative program, which will be launched in time for this year’s heavy festival season, will be introduced at a major event featuring two superstar DJs, hosted by SFX’s Beatport, and distributed worldwide through multiple media outlets. Clearly the decision we made to defer short term deals for these multi-year partnerships will create sustainable long-term value for shareholders.”

For 2013, Pro Forma Group attendance at festivals rose to nearly 2.5 million, an increase of nearly 35% over the prior year, at our 54 festivals.  Total 2013 attendance at festivals and events rose to nearly 4.0 million for the year.  In the 2013 fourth quarter, Pro Forma Group festival attendance grew to more than 570,000, an increase of approximately 20% over the same period in 2012, despite a decline from 20 festivals to 15 due to our strategic decision to hold fewer smaller licensed festivals.

Recent Events

SFX achieved several financial and commercial milestones since its last quarterly conference call on November 22, 2013 including:

•                  Entered into a global marketing partnership arrangement with Anheuser Busch

•                  Entered into a marketing and content partnership arrangement with Clear Channel

•                  Completed a design and partnership program focused on increased engagement powered by a major financial institution and an existing partner

•                  Closed acquisitions of Paylogic and B2S and strategic investments in Rock in Rio and elevateDigital

•                  Announced acquisitions of React Presents and Flavorus which are expected to close in early April 2014

•                  Closed high yield note offering, raising $220.0 million in gross proceeds

•                  Closed a new $30.0 million revolver

•                  Tomorrowland 2014 festival was increased from 1 to 2 weekends with full capacity attendance of 360,000, up from 180,000 in 2013, sold in under 60 minutes

•                  TomorrowWorld USA went on sale, returning to Chattahoochee, GA in Fall 2014

•                  Launched new festivals — Mysteryland USA at Bethel (May 24–25) and The Hudson Project at Saugerties (July 11–13)

•                  Identified and implemented approximately $7.0 million in annual cost savings

Conference Call

The company will host a conference call on Thursday, March 27th at 10:00 a.m. Eastern Time to review the results for the quarter and discuss developments with existing and new partnerships.  A slide presentation offering further details about the partnerships will be accessible on March 27, 2014 at 9:50 a.m. Eastern Time through the “Presentations” section of SFX’s website at http://investor.sfxii.com/presentations.

Participants from SFX will include Chief Executive Officer and Chairman of the Board of Directors, Robert FX Sillerman, and Executive Vice President and Chief Financial Officer, Richard Rosenstein.  To access the conference call, interested parties may dial 212/231-2907 (domestic and international callers.) Participants can also listen to a live webcast of the call through the “Events” section of SFX’s website at http://investor.sfxii.com/events-calendar. A webcast replay will be available for 90 days following the live event at http://investor.sfxii.com/events-calendar.

Please call five minutes in advance to ensure that you are connected. Questions and answers will be taken only from participants on the conference call. For the webcast, please allow 15 minutes to register, download and install any necessary software.

Definitions

The following definitions apply to these terms as used throughout this press release:

•                  Adjusted EBITDA — represents net income (loss) before other income (loss), interest expense, income taxes, depreciation and amortization, non-cash equity-based compensation expense, and non-recurring items, including financing and other transaction costs.

•                  Pro Forma Group  — means (i) SFX, (ii) Beatport, LLC, which was acquired by SFX in March 2013, (iii) the four companies that were included as pending acquisitions in the SFX initial public offering prospectus and which were subsequently acquired by SFX in the fourth quarter of 2013 (including (a) ID&T Holding B.V., (b) i-Motion GmbH Events & Communication, (c) Totem Onelove Group Pty Ltd and Totem Industries Pty Ltd, and (d) Made Event, LLC and EZ Festivals, LLC), (iv) the 75% equity interest of Paylogic acquired by SFX in December 2013, and (v) the 50% equity interest of B2S acquired by SFX in February 2014.

•                  Pro Forma Adjusted EBITDA — represents Adjusted EBITDA (as defined above) of the Pro Forma Group.

•                  Pro Forma Revenue — represents all revenue of the Pro Forma Group.

Non-GAAP Financial Measures

We prepare our financial statements in accordance with Generally Accepted Accounting Principles (“GAAP”). Within this press release, we make reference to Adjusted EBITDA, Pro Forma Adjusted EBITDA, and Pro Forma Revenue which are non-GAAP financial measures. The Company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses Adjusted EBITDA to convey supplemental information to investors regarding the Company’s performance excluding the impact of certain non-cash charges, costs associated with our initial public offering and other special items that can affect the comparability of results from quarter to quarter.  In particular, Adjusted EBITDA is a key measure used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget, and to develop short- and long-term operational plans. Of note, the elimination of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business.  In addition, the Company believes that Pro Forma Adjusted EBITDA and Pro Forma Revenue present important information to investors regarding the current business, prospects and financial condition of the Company that would not otherwise be available.

Accordingly, the Company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the Company’s operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the Company’s financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the Company in this press release may be different from the methods used by other companies. For more information on the Non-GAAP financial measures, please see the Reconciliation of GAAP financial measures to Non-GAAP financial measures table in the press release.

About SFX Entertainment

SFX Entertainment, Inc. is the largest global producer of live events and digital entertainment content focused exclusively on electronic music culture (EMC) and other world-class festivals.  SFX’s mission is to provide electronic music fans with the best possible live experiences, music discovery, media and digital connectivity.  SFX was borne out of the technology revolution and  produces and promotes a growing portfolio of live events that includes leading brands such as Tomorrowland, TomorrowWorld, Mysteryland, Sensation, Stereosonic, Electric Zoo, Disco Donnie Presents, Life in Color, Rock in Rio, Nature One, Mayday, Decibel, Q-Dance and has an agreement to acquire React Presents and Flavorus.  SFX also operates Beatport, the principal online resource for EMC DJs and a trusted destination for the growing EMC community to discover and stream music, follow DJs and keep abreast of news, information and events, in addition to offering year-round entertainment to EMC fans around the globe through other digital assets.

Forward Looking Statements

This press release contains forward-looking statements regarding our business strategy and plans, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: our ability to close the acquisition of our planned acquisition targets; our ability to integrate the companies we have acquired and plan to acquire in the future; our belief that the EMC community will grow; our ability to increase the number of festivals and events we produce and their attendance; our ability to pay our debts and meet our liquidity needs; competition; our ability to manage growth and geographically-dispersed operations; and our ability to grow our online properties. We refer you to the documents we file from time to time with the U.S. Securities and Exchange Commission, specifically the section titled “Item 1A. Risk Factors” of our most recent Annual Report filed on Form 10-K and Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K, which contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements.  In addition, any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update these statements as a result of new information or future events, except as required by law.

Contact:

SFX Entertainment, Inc.
Richard Rosenstein, 646-561-6400
Chief Financial Officer

JCIR
Joseph Jaffoni, 212-835-8500
sfxe@jcir.com

DKC Public Relations
Ed Tagliaferri, 212-981-5182
edmund_tagliaferri@dkcnews.com

Summarized Statement of Operations of SFX Entertainment, Inc.

($ in thousands, except per share data)

	Three months ended December 31,	Twelve months ended December 31,
	2013	2013

Revenue	$84,162	$170,457
Direct costs	65,139	140,100
Gross Profit	19,023	30,357

Selling, general and administrative expenses	38,380	100,382
Depreciation and amortization	11,717	24,717

Operating loss	(31,074)	(94,742)

Interest expense	(6,230)	(19,698)
Other Income/(expense)	(4,421)	(5,066)

Loss before income taxes	(41,725)	(119,506)
Income tax benefit	1,182	684

Consolidated net loss	(40,543)	(118,822)
Less: Net loss attributable to non-controlling interest	(1,357)	(6,929)

Net loss attributable to the Company	$(39,186)	$(111,893)

Loss per share - basic & diluted	$(0.48)	$(1.73)
Weighted average shares outstanding - basic & diluted (in thousands)	81,209	64,691

In accordance with U.S. GAAP the above figures include stock based compensation of $10,119 and $32,806 as well as non-cash interest expense of $3,929 and $14,388 for the three months and year ended December 31, 2013, respectively.

SFX Entertainment, Inc.

Reconciliation of GAAP financial measures to Non-GAAP financial measures

(unaudited, $ in thousands)

	Three Months Ended	Twelve Months Ended
	December 31,	December 31,
	2013	2013

Revenue

Revenue, as reported by SFX	$84,162	$170,457

Revenue of Pro Forma Group (1)	8,417	143,110

Total Pro Forma Revenue	$92,579	$313,567

Pro Forma Adjusted EBITDA

Consolidated net loss	$(40,543)	$(118,822)

Interest expense	6,230	19,698
Income tax (benefit)	(1,182)	(684)
Depreciation & amortization	11,717	24,717
Other (income) / expense	4,908	5,541
Equity based compensation expense	10,120	32,806

EBITDA of SFX	(8,750)	(36,744)

EBITDA of Pro Forma Group (1)	(1,584)	8,070

Other Adjustments (2)	13,925	52,263

Total Pro Forma Adjusted EBITDA	$3,591	$23,589

(1) Includes all companies other than SFX (see definition of “Pro Forma Group” in above press release) for the periods prior to SFX ownership. The figures presented were prepared by such Pro Forma Group companies and such companies were not under SFX control for 100% of the time periods presented.

(2) Adjustments include non-recurring expenses, deal costs, recoupable advances, elimination of costs associated with cancellation of third day of Electric Zoo Festival, change to the timing of the recognition of audit fees, legacy losses of platform companies acquired in Q4 and identified/completed cost cuts. In addition, full year includes adjusted EBITDA from 40% ownership of Rock in Rio, which closed February 12, 2014.